Exhibit 5.1

[PROSKAUER ROSE LLP LETTERHEAD]

OPINION AND CONSENT OF PROSKAUER ROSE LLP

November 5, 2004
Board of Directors of
Henry Schein, Inc.
135 Duryea Road
Melville, New York 17747

Gentlemen:

You have requested our opinion in connection with the filing by Henry Schein, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration of an aggregate principal amount of $240,000,000 of 3.00% Convertible Contingent Senior Notes due 2034 of the Company (the “Notes”) and 2,589,552 shares of common stock, par value $0.01 per share, of the Company issuable in certain circumstances upon conversion of the Notes or issued with respect to the Notes in connection with a stock split, stock dividend, recapitalization or similar event (the “Conversion Shares”) to be offered and sold by certain selling securityholders listed in the Registration Statement (the “Selling Securityholders”).

We have participated in the preparation of the Registration Statement, and have examined such records, documents and other instruments as we have deemed relevant, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based on the foregoing, and in reliance thereon, we are of the opinion that (1) the Notes have been duly authorized and constitute binding obligations of the Company and (2) the Conversion Shares have been duly authorized and, when issued upon conversion of the Notes, in accordance with the terms of the Notes, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,

Proskauer Rose LLP